EXHIBIT (h)(3)

ADDENDUM TO TRANSFER AGENCY AGREEMENT

THIS ADDENDUM, dated as of July 24, 2002, modifies the Transfer Agent Agreement by and between UMB Fund Services, Inc. (“UMBFS”) (formerly Sunstone Financial Group, Inc.) and Marsico Investment Fund (the “Trust”), such Transfer Agent Agreement being hereinafter referred to as the “Agreement.”

WHEREAS, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (the “Act”) significantly amends the anti-money laundering reporting and record-keeping requirements of the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.);

WHEREAS, Section 352 of the Act, as implemented by the Interim Final Rule, 31 C.F.R. Section 103.130 (the “Rule”), adopted by the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), requires the Trust to develop and implement an anti-money laundering program, to monitor the operation of its program and to assess its effectiveness;

WHEREAS, in order to assist its transfer agent clients with their anti-money laundering compliance responsibilities under the Act and the Rule, UMBFS has provided to the Trust for its consideration and approval written procedures describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the “Monitoring Procedures”);

WHEREAS, the Trust desires to implement the Monitoring Procedures as part of its overall anti-money laundering program and, subject to the terms of the Rule, delegate to UMBFS the day-to-day operation of the Monitoring Procedures on behalf of the Trust; and

WHEREAS, the Rule provides that the Trust may contractually delegate this responsibility for implementing the anti-money laundering program to UMBFS, and that UMBFS agree in writing to inspection and examination by FinCEN, the Securities and Exchange Commission and other Federal examiners with respect to the anti-money laundering program.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.
The Trust acknowledges that it has had an opportunity to review, consider and comment upon the Monitoring Procedures provided by UMBFS and the Trust has determined that they, as part of the Trust’s overall anti-money laundering program, are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act, the Act and the implementing regulations thereunder.

2.	Based on this determination, the Trust hereby instructs and directs UMBFS to implement the Monitoring Procedures on its behalf, as such may be amended or revised from time to time.

3.
It is contemplated that the Monitoring Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering responsibilities, including rules relating to investor verification pursuant to Section 326 of the Patriot Act.

4.
UMBFS agrees to provide to the Trust (i) prompt written notification of any transaction or combination of transactions that UMBFS believes, based on the Monitoring Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Trust, (ii) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS’ anti-money laundering monitoring on behalf of the Trust as provided in this Addendum, (iii) any action taken in response to anti-money laundering violations as described in (i) or (ii), and (iv) an annual report of its monitoring activities on behalf of the Trust. UMBFS shall provide such other reports on the monitoring activities conducted at the direction of the Trust as may be agreed to from time to time by UMBFS and the Trust’s anti-money laundering compliance officer.

5.
The Trust hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal examiners access to such information and records maintained by UMBFS and relating to UMBFS’s implementation of the Monitoring Procedures on behalf of the Trust, as they may request, and (2) permit such federal examiners to inspect UMBFS’s implementation of the Monitoring Procedures on behalf of the Trust.

6.	Fees and expenses (other than those already set forth in the Agreement) for services to be provided by UMBFS hereunder shall be as agreed upon between the Trust and UMBFS.

7.	This Addendum constitutes the written instructions of the Trust pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Addendum as of the date and year first above written.

MARSICO INVESTMENT FUND (the “Trust”)

By:	/s/ Thomas Marsico
Authorized Officer

UMB FUND SERVICES, INC. (“UMBFS”)

By:	/s/ Randy Pavlick
Authorized Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Sander M. Bieber, Jack W. Murphy, and Patrick W.D. Turley, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him in his name, place, and stead, to sign any and all registration statements applicable to The Marsico Investment Fund and any amendments or supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

November 14, 2002

/s/ Joseph T. Willett
Joseph T. Willett Trustee, The Marsico Investment Fund

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Sander M. Bieber, Jack W. Murphy, and Patrick W.D. Turley, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him in his name, place, and stead, to sign any and all registration statements applicable to The Marsico Investment Fund and any amendments or supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

November 19, 2002

/s/ Christopher J. Marsico
Christopher J. Marsico Vice President and Treasurer, The Marsico Investment Fund